AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 2019

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAMAR ADVERTISING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	72-1449411
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5321 Corporate Boulevard, Baton Rouge, LA	70808
(Address of Principal Executive Offices)	(Zip Code)

2019 Employee Stock Purchase Plan

(Full title of the plan)

Sean E. Reilly

Chief Executive Officer

Lamar Advertising Company

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

(Name and address of agent for service)

(225) 926-1000

(Telephone number, including area code, of agent for service)

Copy to:

Michelle Earley, Esq.

600 Congress Avenue

Suite 2200

Austin, TX 78701

512-305-4700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee(4)
Class A Common Stock, $0.001 par value per share	492,789 shares	$80.54	$39,689,226.06	$3,930.11

(1)

Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of the Registrant’s Class A Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Registrant’s Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional Class A Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low asked prices of the Registrant’s Class A Common Stock on July 11, 2019, as reported on The Nasdaq Global Select Market.

(3)

As described in the Explanatory Note in this Registration Statement, on May 30, 2019, the stockholders of the Registrant approved the 2019 Employee Stock Purchase (the “2019 Plan”) effective upon termination of the 2009 Employee Stock Purchase Plan (the “Prior Plan”). On June 30, 2019 (the Expiration Date”), the Prior Plan expired by its terms and, in connection therewith, no further awards will be made under the Prior Plan. Of the 492,789 shares of the Registrant’s Class A Common Stock being registered under the 2019 Plan on this Registration Statement, 192,789 shares were previously available for issuance but not issued or subject to outstanding awards under the Prior Plan may now be issued under the 2019 Plan. Such shares consist of (i) 85,162 shares, resulting from automatic annual increase of shares available under the 2099 Plan for fiscal year 2019 that were not previously registered and (ii) 107,627 shares (the “Previously Registered Shares”) that were previously registered on the Form S-8 Registration Statement for the Prior Plan (File No. 333-224943) filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2018 (the “2018 Registration Statement”).

(4)

Pursuant to Rule 457(p) under the Securities Act, the total registration fee for the shares being registered hereby is reduced by the filing fee of $880.22 previously paid by the Registrant in connection with the registration of the Previously Registered Shares on the 2018 Registration Statement, which shares are contemporaneously with the filing of this Registration Statement being deregistered from the 2018 Registration Statement by Post-Effective Amendment No. 1 to the 2018 Registration Statement.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering shares of the Registrant’s Class A Common Stock that may be issued to participants under the 2019 Plan.

The maximum number of shares of Class A Common Stock reserved and available for issuance under the 2019 Plan includes 300,000 shares plus any shares available for issuance but not subject to outstanding awards under the Prior Plan as of June 30, 2019, the termination date of the Prior Plan. As of June 30, 2019, 192,789 such shares remained available under the Prior Plan, 107,627 of which were previously registered with the Commission on the 2018 Registration Statement. All 192,789 of the shares that remained available under the Prior Plan are now covered by this Registration Statement with the 2019 Plan.

A post-effective amendment to the Form S-8 Registration Statement of the Prior Plan is being filed contemporaneously with this Registration Statement to deregister the Previously Registered Shares under the 2018 Registration Statement.

PART II

Item 3. Incorporation of documents by reference.

Item 4. Description of Securities.

Item 5. Interests of Named Experts and Counsel.

Item 6. Indemnification of Officers and Directors.

Item 7. Exemption From Registration Claimed.

Item 8. Exhibits

Item 9. Undertakings.

EXHIBIT INDEX

SIGNATURES

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of documents by reference.

The following documents previously filed with the Securities and Exchange Commission are incorporated by reference herein and shall be deemed as part hereof:

(a)     The Registrant’s annual report on Form 10-K/A for the year ended December 31, 2018;

(b)     The Registrant’s current reports on Form 8-K filed with the Securities Exchange Commission on January 9, 2019, January 22, 2019 , January 23,  2019, January 23, 2019, February 6,  2019, February 28, 2019, May 30, 2019, May 30,  2019 and June 5,  2019, the Registrant’s current report on Form 8-K/A filed with the Securities and Exchange Commission on March 1, 2019, and the Registrant’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 2, 2019; and

(c)    The description of the Registrant’s common stock contained in Exhibit 4.1 to the Registrant’s current report on Form 8-K filed with the SEC on November 19, 2014, and any subsequent amendments and reports filed to update such description

All documents filed after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 and prior to the filing of a post-effective amendment that indicates that all shares of Class A common stock offered hereunder have been sold or that deregisters all shares of Class A common stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

DGCL. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Charter and Bylaws. Our amended and restated certificate of incorporation, or our charter, and our amended and restated bylaws, or our bylaws, include provisions which limit or eliminate the personal liability of our directors and officers to the fullest extent permitted by Section 102 of the DGCL. Article Ninth of our charter provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Article V of our bylaws provides for indemnification by us of our directors, officers and certain non-officer employees under certain circumstances against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was our officer or employee if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful. The inclusion of these indemnification provisions in our charter and bylaws is intended to enable us to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

We maintain directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Indemnification Agreements. We have entered into indemnification agreements with our directors and executive officers. These indemnification agreements require us, among other things, to indemnify each such director or executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors or executive officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation of Lamar Advertising Company (the “Company”). Previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 1-36756) filed on November 19, 2014 and incorporated herein by reference.

4.2	Certificate of Merger, effective as of November 18, 2014. Previously filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 1-36756) filed on November 19, 2014 and incorporated herein by reference.

4.3	Amended and Restated Bylaws of the Company. Previously filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 1-36756) filed on November 19, 2014 and incorporated herein by reference.

4.4	Specimen certificate for the shares of Class A common stock of the Company. Previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 1-36756) filed on November 19, 2014 and incorporated herein by reference.

5.1	Opinion of Locke Lord LLP as to the legality of the securities registered hereunder. Filed herewith.

23.1	Consent of KPMG LLP, an independent registered public accounting firm. Filed herewith.

23.2	Consent of Ernst & Young LLP, independent auditors. Filed herewith.

23.3	Consent of Locke Lord LLP. Included in its opinion filed as Exhibit 5.1.

24.1	Power of Attorney (included in the signature page hereto).

99.1	2019 Employee Stock Purchase Plan. Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 1-36756) filed on June 5, 2019 and incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final jurisdiction of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baton Rouge, State of Louisiana, on July 17, 2019.

LAMAR ADVERTISING COMPANY

By:	/s/ Sean E. Reilly
Sean E. Reilly
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Lamar Advertising Company, hereby severally constitute and appoint Sean E. Reilly and Keith A. Istre, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Lamar Advertising Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Sean E. Reilly Sean E. Reilly	Chief Executive Officer (Principal Executive Officer)	July 17, 2019

/s/ Keith A. Istre Keith A. Istre	Chief Financial Officer (Principal Financial and Accounting Officer)	July 17, 2019

/s/ Kevin P. Reilly, Jr. Kevin P. Reilly, Jr.	Director	July 17, 2019

/s/ John E. Koerner, III John E. Koerner, III	Director	July 17, 2019

/s/ Marshall A. Loeb Marshall A. Loeb	Director	July 17, 2019

/s/ Stephen P. Mumblow Stephen P. Mumblow	Director	July 17, 2019

/s/ Anna Reilly Anna Reilly	Director	July 17, 2019

/s/ Wendell Reilly Wendell Reilly	Director	July 17, 2019

/s/ Thomas V. Reifenheiser Thomas V. Reifenheiser	Director	July 17, 2019

/s/ Elizabeth Thompson Elizabeth Thompson	Director	July 17, 2019